Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-258966) of Moving iMage Technologies, Inc., of our report on our audits of the consolidated financial statements of Moving iMage Technologies, LLC and Subsidiaries as of and for the years ended June 30, 2021 and 2020, dated September 29, 2021, which report appears in this Annual Report on Form 10-K of Moving iMage Technologies, Inc., for the year ended June 30, 2021.

/s/ CohnReznick LLP

Jericho, New York

September 29, 2021